Exhibit 99.1

FOR IMMEDIATE RELEASE-

August 7, 2008

COMPANY CONTACT:

Kendra Berger

Chief Financial Officer

NTN Buzztime, Inc.

(760) 438-7400

CCG CONTACT:

Sean Collins

Senior Partner

CCG Investor Relations

(310) 477-9800, ext. 202

NTN BUZZTIME, INC. ANNOUNCES

SECOND-QUARTER RESULTS

CARLSBAD, Calif., August 7/PRNewswire-FirstCall/ — NTN Buzztime, Inc. (Amex: NTN), an out-of-home interactive entertainment company, today announced results for the fiscal 2008 second quarter ended June 30, 2008.

“In my new role as interim CEO, I am pleased to report ongoing growth initiatives in site sales, advertising and marketing areas are showing early evidence of success,” commented NTN Buzztime’s Chairman and interim CEO, Michael Fleming. “Further, our ‘rookie’ program, designed to increase retention of newly launched sites, contributed in the second quarter of 2008 to the highest levels of site retention in more than two years. In other good news, surveys we commissioned from marquee research firms and received in the second quarter have confirmed numerous key selling points for our entertainment products. One is that Buzztime players love our games, prefer subscriber sites as leisure-time destinations, visit Buzztime sites more often, stay longer and spend more time at these sites compared to non-players. Another key finding is that a Buzztime subscription delivers strong return on investment for the venue operator, typically paying for itself and becoming a profit center within an average of three months.”

Mr. Fleming continued, “As part of our continuing efforts to focus on growing our core Entertainment division which now includes our promising new digital signage product, we have determined to discontinue our United Kingdom operations as currently constituted, and began winding down our U.K. operations in July. However with proper market conditions and appropriate timing, the potential for expansion into territories outside North America remains in place.”

For the three and six months ended June 30, 2008, U.K. operations accounted for approximately 1% of total Company revenues. U.K. assets as of June 30, 2008 represented less than 3% of total Company assets. Net of severance and other costs related to this action, management expects the discontinuation of U.K. operations to contribute approximately $300,000 toward profitability for the remainder of 2008 and to aid management in focusing on growing continuing operations.

Results for the Second Quarter Ended June 30, 2008

Revenue from continuing operations decreased $0.6 million or 8% to $7.0 million for the second quarter of 2008, compared to revenues of $7.6 million for the second quarter of 2007. Net loss from continuing operations for the second quarter of 2008 was $2.1 million compared to a net loss from continuing operations of $377,000 for the second quarter of 2007. Although site count declined by only 3.6% compared to the same prior year date, revenue decreased by a higher percentage due to the longer-term effect on recurring revenues of a net decline in sites over recent quarters.

Gross margin as a percentage of revenue remained consistent at 71% for both the second quarter of 2008 and the second quarter of 2007.

Selling, general and administrative expenses increased $1.3 million or 23%, to approximately $6.9 million for the second quarter of 2008 from $5.6 million for the second quarter of 2007. This increase is primarily related to increased employee costs in key areas including sales, marketing, content and business development as well as increased severance costs stemming from a workforce reduction implemented in the second quarter of 2008 and the departure of the former CEO. Other elements of increased SG&A expenses included increases in marketing expenses related to research and audience measurement studies as well as increases in professional fees, including increased legal fees related to corporate governance matters and a trademark infringement case.

For the quarter ended June 30, 2008, results from continuing operations reflected solely the results from the Entertainment division, following the discontinuation of the Hospitality division.

Results for the Six Months Ended June 30, 2008

Revenue from continuing operations decreased $1.2 million or 8% to $14.2 million for the six months ended June 30, 2008 from $15.4 million in the corresponding period of 2007. Net loss from continuing operations for the first half of 2008 was $4.4 million, compared to a net loss from continuing operations of $1.1 million in the corresponding period of 2007.

Gross margin as a percentage of revenue remained consistent at 71% comparing the six-month periods of 2008 and 2007.

Selling, general and administrative expenses increased $2.8 million, or 25%, to $14.2 million in the first six months of 2008 from $11.4 million in the corresponding period of 2007. This increase is primarily related to increased employee costs, including increased severance payments, as well as marketing and legal expenses as noted above in connection with second-quarter results.

Additionally, the Entertainment division incurred $478,000 of restructuring costs during the first six months of 2007, compared to none in 2008, related to the restructuring of Canada operations completed in January 2007. This restructuring resulted in annual cost savings of approximately $360,000.

For the six months ended June 30, 2008, results from continuing operations reflected solely the results from the Entertainment division, following the discontinuation of the Hospitality division.

Discontinued Operations

Discontinued operations of the Company’s Hospitality division consisted of two segments, Wireless and Software Solutions. On March 30, 2007, the Company reported the sale of substantially all assets of the NTN Wireless segment for $2.4 million, which resulted in a gain of approximately $396,000 in the first quarter of 2007. On October 31, 2007, the Company announced that it had completed the sale and transfer of the Software Solutions intellectual property assets and began winding down the operation.

Discontinued operations generated losses of $216,000 and $507,000 for the three and six months ended June 30, 2008, respectively, compared to losses of $177,000 and $181,000, respectively, for the corresponding periods of 2007.

The Company completed the wind-down of the discontinued operations in July 2008.

Conference Call

Management will review these results today at 4:30 p.m. ET. The call is open to the public. Interested parties may access the teleconference call by dialing (866) 360-7027 approximately 15 minutes prior to the starting time and asking to be connected to the NTN Buzztime Earnings Conference Call. International callers please dial (706) 643-3291. This call is being simultaneously webcast and can be accessed at NTN’s web site at http://www.ntnbuzztime.com.

A replay of the conference call will be available beginning on August 7, 2008, following the conclusion of the call, through August 13 at 11:59 p.m. ET. Please dial (800) 642-1687. International callers please dial (706) 645-9291. Please use passcode 57562093 to access the replay.

An archive of the webcast will also be available on the Company’s web site at http://www.ntnbuzztime.com.

About NTN Buzztime, Inc.

NTN Buzztime, Inc., a leader in multi-point social interactive entertainment for more than 20 years, is based in Carlsbad, CA. Buzztime is distributed in-home and out-of-home across broadband platforms including online, cable TV, satellite TV, and in approximately 3,750 restaurants, sports bars and pubs throughout North America and the United Kingdom. Buzztime entertainment is also available on electronic games and in books. For more information, please visit http://www.buzztime.com.

Buzztime is a proud member of the OVAB |Out-of-home Video Advertising Bureau.

Buzztime is a registered trademark of Buzztime Entertainment, Inc. and Playmaker is a registered trademark of NTN Buzztime, Inc.

Forward-looking Statements

This release contains forward-looking statements which reflect management’s current views of future events and operations including but not limited to estimates of financial performance and cash flows, trends in subscriber preference and engagement and results of marketing strategies. These statements are based on current expectations and assumptions that are subject to risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include the risk of changing economic conditions, failure of product demand or market acceptance of both existing and new products and services and the impact of competitive products and pricing. Please see NTN Buzztime, Inc.’s recent filings with the Securities and Exchange Commission for information about these and other risks that may affect the Company. All forward-looking statements included in this release are based on information available to us on the date hereof. These statements speak only as of the date hereof, and NTN Buzztime, Inc. does not undertake to publicly update or revise any of its forward-looking statements, even if experience or future changes show that the indicated results or events will not be realized.

(financial tables follow)

NTN BUZZTIME, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands, except per share data)

	June 30, 2008	December 31, 2007
ASSETS
Current assets:
Cash and cash equivalents	$6,616	$10,273
Restricted cash	37	55
Accounts receivable, net of allowances of $300 and $396, respectively	1,051	1,354
Investments available-for-sale	146	264
Prepaid expenses and other current assets	511	745
Assets held for sale	7	212

Total current assets	8,368	12,903
Broadcast equipment and fixed assets, net	3,701	4,101
Software development costs, net of accumulated amortization of $1,195 and $1,071, respectively	935	895
Deferred costs	1,129	1,204
Goodwill	1,248	1,285
Intangible assets, net	263	318
Other assets	150	154

Total assets	$15,794	$20,860

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$601	$838
Accrued expenses	1,250	901
Sales taxes payable	1,071	982
Accrued salaries	704	357
Accrued vacation	469	447
Income taxes payable	88	36
Deferred revenue	797	972
Liabilities of discontinued operations	309	672

Total current liabilities	5,289	5,205
Deferred revenue, excluding current portion	90	87

Total liabilities	5,379	5,292

Commitments and contingencies
Shareholders’ equity:
Series A 10% cumulative convertible preferred stock, $.005 par value, $161 liquidation preference, 5,000,000 shares authorized; 161,000 shares issued and outstanding at June 30, 2008 and December 31, 2007	1	1
Common stock, $.005 par value, 84,000,000 shares authorized; 55,657,000 and 55,640,000 shares issued and outstanding at June 30, 2008 and December 31, 2007, respectively	277	277
Treasury stock, at cost, 454,000 shares at June 30, 2008 and December 31, 2007	(444)	(444)
Additional paid-in capital	113,159	112,942
Accumulated deficit	(103,789)	(98,870)
Accumulated other comprehensive income	1,211	1,662

Total shareholders’ equity	10,415	15,568

Total shareholders’ equity and liabilities	$15,794	$20,860

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NTN BUZZTIME, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	Three months ended		Six months ended
	June 30, 2008	June 30, 2007	June 30, 2008	June 30, 2007
Revenues	$7,017	$7,640	$14,199	$15,373
Operating expenses:
Direct operating costs (includes depreciation and amortization of $666 and $857 for the three months ended June 30, 2008 and 2007, respectively, and depreciation and amortization of $1,385 and $1,698 for the six months ended June 30, 2008 and 2007, respectively	2,028	2,213	4,124	4,426
Selling, general and administrative	6,952	5,643	14,217	11,370
Depreciation and amortization (excluding depreciation and amortization included in direct operating costs)	145	139	267	292
Restructuring costs	—	26	—	478

Total operating expenses	$9,125	$8,021	$18,608	$16,566

Operating loss	$(2,108)	$(381)	$(4,409)	$(1,193)

Other income (expense):
Interest income	43	105	102	146
Interest expense	—	(8)	—	(22)
Other income	—	—	—	82

Total other income	$43	$97	$102	$206

Loss from continuing operations before income taxes	$(2,065)	$(284)	$(4,307)	$(987)
Provision for income taxes	64	93	105	153

Loss from continuing operations	$(2,129)	$(377)	$(4,412)	$(1,140)
Loss from discontinued operations, net of tax (including gain on sale of NTN Wireless of $396 for the six months ended June 30, 2007)	(216)	(177)	(507)	(181)

Net loss	$(2,345)	$(554)	$(4,919)	$(1,321)

Net loss per common share
Loss from continuing operations, basic and diluted	$(0.04)	$(0.01)	$(0.08)	$(0.02)

Loss from discontinued operations, basic and diluted	$(0.00)	$(0.00)	$(0.01)	$(0.00)

Net loss	$(0.04)	$(0.01)	$(0.09)	$(0.02)

Weighted average shares outstanding
Basic and diluted	55,203	54,691	55,195	54,722

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NTN BUZZTIME, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(In thousands)

	Six months ended
	June 30, 2008	June 30, 2007
Cash flows (used in) provided by operating activities:
Net loss	$(4,919)	$(1,321)
Loss from discontinued operations, net of tax	(507)	(181)

Loss from continuing operations	$(4,412)	$(1,140)
Adjustments to reconcile net loss to net cash (used in) provided from operating activities
Depreciation and amortization	1,652	1,990
Provision for doubtful accounts	338	204
Stock-based compensation	219	339
Loss from disposition of equipment and capitalized software	369	156
Changes in operating assets and liabilities:
Accounts receivable	(41)	746
Prepaid expenses and other assets	233	475
Accounts payable and accrued expenses	171	(930)
Income taxes payable	29	(48)
Deferred costs	73	251
Deferred revenue	(573)	(812)

Net cash (used in) provided by operating activities from continuing operations	(1,942)	1,231
Discontinued operations	151	(1,170)

Net cash (used in) provided by operating activities	(1,791)	61
Cash flows (used in) provided by investing activities:
Purchases of broadcast equipment and fixed assets	(1,119)	(105)
Software development expenditures	(512)	(251)
Deposits on broadcast equipment	—	(161)
Restricted cash	16	10

Net cash (used in) provided by investing activities from continuing operations	(1,615)	(507)
Discontinued operations	20	2,298

Net cash (used in) provided by investing activities	(1,595)	1,791
Cash flows (used in) provided by financing activities:
Principal payments on capital lease	(4)	(219)
Proceeds from exercise of warrants and options	—	639

Net cash (used in) provided by financing activities	(4)	420

Net (decrease) increase in cash and cash equivalents	(3,390)	2,272

Effect of exchange rate on cash	(267)	349
Cash and cash equivalents at beginning of period	10,273	8,774

Cash and cash equivalents at end of period	$6,616	$11,395

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$—	$19

Income taxes	$94	$172

Supplemental disclosure of non-cash investing and financing activities:
Reclassification of investment to accounts receivable	$—	$69

Reclassification of royalty receivable to prepaid maintenance contracts	$—	$73

Reclassification of deposits for equipment placed in service	$—	$524

Unrealized holding loss on investments available-for-sale	$(119)	$(24)

Sale of certain assets of Interactive Events business in lieu of severance payment	$—	$100